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Exhibit 21:    Subsidiaries of the Registrant

As of December 31, 2010, the following subsidiaries represent the significant subsidiaries of the Registrant:

Ryland Homes of Texas, Inc., a Texas corporation
The Ryland Corporation, a California corporation

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  Exhibit 21: Subsidiaries of the Registrant